EXHIBIT (d)(2)(b)



                        THE WRIGHT ASSET ALLOCATION TRUST

                                   SCHEDULE A




                                                  _________, 2000




Wright Managed Growth with Income Fund
Wright Managed Growth Fund
Wright Managed Income with Growth Fund

                        THE WRIGHT ASSET ALLOCATION TRUST



                                   SCHEDULE B




                                                 _________ , 2000



                                               FEE STRUCTURE

            FUND
                                                Under                  Over
                                          $100 Million           $100 Million
                                          ------------           ------------

Wright Managed Grow                          0.02%                  0.01%
Wright Man                                   0.02%                  0.01%
Wright Managed Income with Growth Fund       0.02%                  0.01%